EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-134291, 333-134015, 333-104011, 333-84312, 333-57244, 333-34312 and 333-39627 on Form S-8 of our report dated December 23, 2008, relating to the consolidated financial statements of Datawatch Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” in 2008) appearing in this Annual Report on Form 10-K of Datawatch Corporation for the year ended September 30, 2008.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 23, 2008